Exhibit 99.1

Phio Pharmaceuticals Reports First Quarter 2023 Financial

Results and Provides Business Update

MARLBOROUGH, Mass., May 11, 2023 /PRNewswire—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today reported its financial results for the quarter ended March 31, 2023 and provided a business update.

“Expecting to commence the Phase 1 clinical trial in adoptive cell therapy (ACT) with our partner AgonOx, by the end of the second quarter of 2023 is the next major milestone in our development strategy,” said Robert Bitterman, Phio Pharmaceuticals’ President and Chief Executive Officer. “The trial in collaboration with AgonOx is designed to assess safety and potential enhanced therapeutic benefit from the administration of Phio's PH-762 treated ‘double positive’ CD8 tumor infiltrating lymphocytes (DP TIL) in patients with melanoma and other advanced solid tumors.”

Recent Business Updates

•	Presented two abstracts at the American Association for Cancer Research (AACR) Annual Meeting 2023 in April, which included:
o	In vivo data showing that intratumoral administration of mPH-762 stimulated a local anti-tumor immune response and generated systemic tumor-reactive memory T cells. These data further support intratumoral use of PH-762 in the clinical setting, with deeper understanding of the mechanism of abscopal efficacy.
o	Pre-clinical data showing that intratumoral administration of dual-targeting PD-1/CTLA-4 INTASYL may provide an effective treatment option, with an improved safety profile compared to a combination PD-1/CTLA-4 systemic therapy.
•	Will be presenting an abstract at the American Society of Gene and Cell Therapy in May 2023, which includes:
o	Pre-clinical data demonstrating that using INTASYL to silence TIGIT and CBLB-B may be used to improve the anti-tumor response of NK cells, creating a more effective cell therapy for treating cancer.
•	Strengthened the balance sheet in April 2023 through an equity offering priced at-the-market under Nasdaq rules for net proceeds of approximately $1.7 million, after deducting placement agent fees and offering expenses.

Financial Results

Cash Position

At March 31, 2023, the Company had cash of $9.0 million as compared with $11.8 million at December 31, 2022. Subsequent to the end of the first quarter of 2023, the Company completed an equity offering of common stock and warrants for net proceeds of approximately $1.7 million, after deducting placement agent fees and offering expenses. The Company expects its current cash will be sufficient to fund currently planned operations into the first quarter of 2024.

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Research and Development Expenses

Research and development expenses increased 35% to approximately $2.1 million for the quarter ended March 31, 2023 compared with approximately $1.6 million for the quarter ended March 31, 2022. The increase in research and development expenses was primarily driven by a ramp up in clinical-related expenses for the Company’s planned intratumoral and ACT clinical trials with PH-762 as compared to the prior year period. The Company anticipates research and development expenses to continue to increase as a result of clinical-related activities as our pipeline programs progress in clinical development.

General and Administrative Expenses

General and administrative expenses increased 39% to approximately $1.5 million for the quarter ended March 31, 2023 compared with approximately $1.1 million for the quarter ended March 31, 2022. The increase in general and administrative expenses was primarily due to increased professional service fees for legal, patent and public relations related services as compared to the prior year period.

Net Loss

Net loss increased 36% to approximately $3.6 million, or $3.15 per share, for the quarter ended March 31, 2023, compared with $2.6 million, or $2.34 per share, for the quarter ended March 31, 2022. The increase in net loss was primarily attributable to the increases in research and development and general and administrative expenses, as described above.

About INTASYL

INTASYL compounds are chemically modified siRNAs that provide efficient, spontaneous cellular uptake and potent, long lasting intracellular activity, targeting a broad range of cell types and tissues. INTASYL drugs are designed to precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems. INTASYL has demonstrated preclinical efficacy in both Direct-to-Tumor and Adoptive Cell Therapy (ACT) applications.

In comparison to biologics and cell and gene therapies, INTASYL has a favorable preclinical toxicity and safety profile, and a streamlined chemical synthesis that reduces costs and offers substantial dosing convenience to the prescriber and patient.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs are designed to precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact Phio Pharmaceuticals Corp.

ir@phiopharma.com

Investor Contact
Ashley R. Robinson
LifeSci Advisors
arr@lifesciadvisors.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$2,134	$1,586
General and administrative	1,468	1,054
Total operating expenses	3,602	2,640
Operating loss	(3,602)	(2,640)
Total other expense, net	–	(2)
Net loss	$(3,602)	$(2,642)

Net loss per common share: Basic and diluted	$(3.15)	$(2.34)
Weighted average number of common shares outstanding: Basic and diluted	1,142,213	1,130,344

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Cash	$9,035	$11,781
Restricted cash	50	50
Prepaid expenses and other current assets	319	615
Right of use asset	130	161
Property and equipment, net	167	183
Other assets	6	24
Total assets	$9,707	$12,814
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$902	$779
Accrued expenses	1,356	1,025
Lease liability	138	170
Total preferred stock	–	2
Total stockholders’ equity	7,311	10,838
Total liabilities, preferred stock and stockholders’ equity	$9,707	$12,814

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